Exhibit 99.1

Acadia/ Terranova Buy 3 Buildings in $52 Million Lincoln Road Deal

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 17, 2011--Joint venture affiliates of Acadia Realty Trust (NYSE: AKR) and Terranova Corporation have closed on a landmark three building deal for the acquisition of 741 Lincoln Road, 600 Lincoln Road, and 723 North Lincoln Lane in Miami Beach, Florida for a total purchase price of approximately $52 million.

Current tenants at the properties include Starbucks, Geox Shoes, and Zagat-rated restaurants Sushi Samba Dromo and Tacontento. Terranova will manage and lease the 61,000 square foot portfolio.

Lincoln Road, an 8-block open-air pedestrian mall between Alton Road and Washington Avenue, is an exciting destination for south Florida residents and tourists alike, featuring high-end restaurants, boutiques, and bars where shoppers and diners can expect to enjoy the most modern shopping and entertainment paired with a lively nightlife scene. The street generates some of the highest per square foot sales in Florida as one of the only 24-hour retail destinations.

Lincoln Road is undergoing a mini-boom motivated in part by the opening of the New World Symphony campus designed by renowned architect Frank Gehry. Top retailers recently coming to Lincoln Road include Forever 21, Danny Meyer’s Shake Shack, and Rosa Mexicana. Another major anchor is working a big deal as well.

While other Miami-Dade retail destinations noted declines in rental rates and occupancy, Lincoln Road rents have continued to grow as retailer competition for this unique location has been intense.

“The three property Lincoln Road acquisition greatly enhances our fashion forward street front retail product. Terranova now has a 61,000 square foot presence on Lincoln Road, once known as the 5th avenue of the south, and we will expand that moniker to Lincoln Lane as local and national tenants clamor for retail space as buyers make their return to Miami Beach,” said Terranova Chairman Stephen Bittel. “We are thrilled to have Acadia join us in the venture, providing capital, along with deep experience and acute knowledge of urban retailing. The Acadia team brings much to the venture in their first south Florida investment.”

“We are excited to expand our street retail platform to this unique Florida location,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “This portfolio is consistent with and complementary to our other successful street retail properties in Greenwich and Westport, Connecticut and Lincoln Park, Chicago. We have worked with the Terranova team for many years. Their talent and local expertise make them the ideal partner for this venture.”

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in the Midwestern United States. As of December 31, 2010, Acadia owned, or had an ownership interest in, 79 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Terranova Corporation, South Florida’s leading commercial real estate advisory firm, currently is involved with commercial real estate assets for its clients and its own portfolio valued at nearly $1 billion. The company offers complete commercial real estate services, including asset and property management, leasing, tenant representation, acquisitions dispositions, financing, construction management and development services.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100
jgrisham@acadiarealty.com
or
Terranova Corporation
Kelliann McDonald, 305-779-8904
kmcdonald@terranovacorp.com